EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $7.5 Million Compared to $6.3 Million in 2013. Declares Thirteenth Consecutive Regular Dividend.

MCLEAN, Va., Jan. 22, 2015 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. ("Southern National") (Nasdaq:SONA) announced today that net income for the year ended December 31, 2014 was $7.5 million compared to $6.3 million for the year ended December 31, 2013. In addition, Southern National declared a regular quarterly dividend of $.08 per share payable on February 20, 2015 to shareholders of record on February 9, 2015.

Overview

2014 was a year of solid accomplishment across the board:

  Total assets of the Bancorp exceeded $900 million for the first time.
  The Bancorp's earnings for the year were up 20% over the prior year.
  Earnings per share (basic and diluted) were $0.63 compared to $0.54 in 2013.
  We completed a merger with Prince George's Federal Savings (PGFSB) on July 31, 2014, and executed a sale of their problem loans the next day. We consummated a successful system conversion in August. PGFSB was a profitable 83 year old institution with deep roots and an excellent deposit base in Prince George's and adjacent counties in Maryland. Bob Clagett, the grandson of its founder, and its CEO for many years has joined our Board.
  We purchased 44% of the common equity of Southern Trust Mortgage (STM) and all of its preferred equity. STM is an institution founded, and controlled, by its current CEO, Jerry Flowers, in 1998. Most recently, the Middleburg Bank was its majority owner. We expect to benefit from this investment in the following ways: first, our return on its preferred equity; second, our share in their earnings; third, our earning on a $14 million warehouse line we extend them and our fees on the warehouse line we service for EVBS, another investor in STM; and finally the portfolio product we purchase from them to hold in our portfolio. We purchased $7.3 million in residential mortgages from them through September 30, 2014 and an additional $12.9 million in the fourth quarter.
  We grew the balance sheet by 28% from $716.2 million to $916.3 million. The bulk of the growth was in the loan portfolio. The PGFSB merger less the sales of the problem loans contributed $59.5 million or 30% of the total. On STM we had $9.4 million outstanding on their warehouse line at the end of the year. In addition, we purchased $20.2 million in portfolio product from STM. New originations of non-residential loans less prepayments totaled $111.0 million for the year including $24.7 million in the fourth quarter alone.
  In addition to our regular quarterly dividends we paid a special dividend of $.30 per share on November 21, 2014.
  Southern National's efficiency ratio was 60.45% for the year ended December 31, 2014.
  Southern National's fourth quarter 2014 earnings were $2.0 million up from $1.4 million in the fourth quarter of 2013.

Net Interest Income

The brutal competition we had seen for loans, particularly at the beginning of 2013, diminished in 2014. Average loans during 2014 were $608.6 million compared to $516.9 million last year. The growth resulted from the factors noted above. The net interest margin was 4.60% in 2014, down from 4.75% in 2013. The decline in the net interest margin was partially attributable to an increase in the residential loan portfolio resulting from the PGFSB acquisition and the portfolio purchases from STM during the year. Net interest income was $33.4 million during the year ended December 31, 2014, compared to $30.4 million during the prior year.

The Greater Atlantic Bank (GAB) loan discount accretion contributed $2.0 million to net interest income during 2014, compared to $1.7 million during 2013. The loan discount accretion on the HarVest Bank portfolio contributed $920 thousand during 2014, compared to $1.9 million during 2013. The discount accretion on the PGFSB portfolio was $229 thousand in 2014. Before taking the discount accretion related to the three acquisitions into account, the net interest margin would have been 4.17% in 2014 and 4.20% in 2013.

Net interest income was $9.2 million in the quarter ended December 31, 2014 up from $7.6 million during the same period the prior year. Average loans during the fourth quarter of 2014 were $683.3 million compared to $526.9 million during the same period last year. The net interest margin was 4.41% in the fourth quarter of 2014, down from 4.65% in the fourth quarter of 2013. Before taking the accretions related to the three acquisitions into account, the net interest margin was 4.01% in the fourth quarter of 2014 and 4.18% in the last quarter of 2013.

Noninterest Income

Noninterest income increased to $2.4 million in 2014 from $1.8 million in 2013. In addition to income from the STM investment in the amount of $558 thousand, we sold part of our investment in CapitalSouth Partners Fund III, a Small Business Investment Company, for a gain of $202 thousand.

Noninterest Expense

Noninterest expense was $21.1 million in 2014 compared to $19.3 million in 2013. Merger expenses were $487 thousand during 2014, compared to $35 thousand in 2013.

The net gain on other real estate owned (OREO) in 2014 was $433 thousand compared to a gain on OREO of $188 thousand in 2013. The gain in 2014 resulted primarily from the sale of eight OREO properties at a gain of $1.1 million, the sale of three properties at a loss of $226 thousand, and impairment of $400 thousand on two properties.    During 2013, we sold five properties from OREO resulting in gains of $1.3 million. We sold four other properties resulting in losses of $588 thousand. We also recognized impairment in the value of four properties in the amount of $550 thousand.

As a result of the cash flow analysis of the acquired GAB loans and the related FDIC indemnification asset in the second quarter of 2014, the amortization expense of the indemnification asset increased from $483 thousand in 2013, to $1.2 million in 2014.

Loan Portfolio

Since July 31, 2014 Sonabank's loans have included the loans of PGFSB which were brought over at fair value as determined by management with the assistance of an outside third party. In addition, a portfolio of PGFSB's impaired loans were sold immediately subsequent to the acquisition with the sale amount equaling the acquired fair value amount. The net addition to Sonabank's loans was $59.5 million as of December 31, 2014. The acquisition constituted an 11% increase in Sonabank's loans during the year. Other factors noted above were the year end outstanding balance on the STM warehouse line in the amount of $9.4 million at December 31, 2014 and the purchases of $20.2 million in portfolio product during the year. The remainder of the growth was new originations less scheduled repayments and prepayments. That growth was $68.3 million or 13%.

The composition of our loan portfolio consisted of the following at December 31, 2014 and 2013 (in thousands):

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	December 31, 2014			December 31, 2013
Loans secured by real estate:
Commercial real estate - owner-occupied	$ --	$ 136,597	$ 136,597	$ 1,603	$ 106,225	$ 107,828
Commercial real estate - non-owner-occupied	--	200,517	200,517	5,829	150,008	155,837
Secured by farmland	--	612	612	100	508	608
Construction and land loans	--	57,938	57,938	1	39,068	39,069
Residential 1-4 family	14,837	123,233	138,070	16,631	66,482	83,113
Multi- family residential	--	21,832	21,832	585	21,496	22,081
Home equity lines of credit	23,658	9,751	33,409	25,769	6,431	32,200
Total real estate loans	38,495	550,480	588,975	50,518	390,218	440,736

Commercial loans	--	114,714	114,714	1,097	104,284	105,381
Consumer loans	--	1,564	1,564	81	1,308	1,389
Gross loans	38,495	666,758	705,253	51,696	495,810	547,506

Less deferred fees on loans	1	(1,782)	(1,781)	5	(1,453)	(1,448)
Loans, net of deferred fees	$ 38,496	$ 664,976	$ 703,472	$ 51,701	$ 494,357	$ 546,058

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering non-single family loans expired in December 2014.

The indemnification against losses in the commercial portfolio on the GAB portfolio ended in December 2014. The FDIC indemnification on the GAB residential mortgages and the GAB HELOCS continue for another five years. The chart above reflects that.

Of note during the year were the following:

  Non-covered Residential 1-4 family loans nearly doubled increasing from $66.5 million at December 31, 2013 to $123.2 million at the end of 2014 as a result of the PGFSB acquisition and loans purchased from STM.
  Non-covered commercial real estate loans, owner-occupied and non-owner-occupied increased from $256.2 million at the end of 2013 to $337.1 million, partially as a result of the transfer of the covered GAB balances into the non-covered balances but more importantly from very strong originations during the year.
  Commercial loans showed strong growth, increasing from $105.4 million at the end of last year to $114.7 at the end of this year.
  HELOCs, of which there were virtually no originations, were up slightly as the HELOCs in the PGFSB acquired portfolio slightly exceeded the runoff in the GAB portfolio.

Loan Loss Provision/Asset Quality

The loan loss provision for the year ended December 31, 2014 was $3.4 million, compared to $3.6 million for the same period last year. Charge offs for the year ended December 31, 2014 were $3.3 million, compared to $4.1 million for the same period in 2013.

Non-covered OREO as of December 31, 2014 was $13.1 million compared to $9.6 million as of the end of the previous year. During 2014, three properties in the amount of $4.7 million were transferred to OREO, and two commercial properties totaling $1.8 million that were previously covered under the FDIC indemnification agreement are now considered non-covered assets. There were sales of OREO properties totaling $2.3 million, recoveries from a bankruptcy proceeding in the amount of $187 thousand and recognition of impairment totaling $400 thousand during 2014.

Non-covered nonaccrual loans were $988 thousand (excluding $4.7 million of loans fully covered by SBA guarantees) at December 31, 2014 compared to $6.0 million (excluding $1.9 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets decreased from 2.35% at the end of 2013 to 1.60% at December 31, 2014. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered loans at December 31, 2014 was 1.11%, compared to 1.42% at the end of 2013. The ratio has declined largely because the loans acquired from Prince George's FSB were booked at fair value and are not subject to a loan loss reserve unless there is deterioration subsequent to the acquisition. The overall increase in the loan volume also has affected the ratio. Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $96.3 million and $84.4 million, respectively, at December 31, 2014 and 2013. The increase was primarily due to the purchases of $15.2 million in callable agency securities, $2.2 million in mortgage-backed securities and $1.3 million in municipal bonds net of repayments during 2014.

Securities in our investment portfolio are as follows:

  residential government-sponsored mortgage-backed securities in the amount of $22.9 million and residential government-sponsored collateralized mortgage obligations totaling $3.6 million callable agency securities in the amount of $44.9 million
  municipal bonds in the amount of $17.8 million with a taxable equivalent yield of 3.18% and ratings ranging from Aaa to A1 (Moody's) and AAA to AA- (Standard & Poor's)
  trust preferred securities in the amount of $6.5 million, $5.0 million of which is Alesco VII A1B which is rated A3 (Moody's) and BBB (Fitch) and on which a principal repayment of $307 thousand was received in the fourth quarter of 2014
  SARM 2005-22 1A2 in the amount of $599 thousand, a residential collateralized mortgage obligation that is not government-sponsored

Deposits

Total deposits increased to $742.4 million at December 31, 2014 from $540.4 million as of December 31, 2013 largely as a result of the Prince George's FSB acquisition. Notably, non-interest bearing demand deposits increased from a year-end 2013 level of $44.6 million to $69.6 million as of December 31, 2014. Similarly, savings account balances increased from $17.0 million to $44.2 million, and money market account balances increased from $130.9 million to $137.3 million over the same period.

Stockholders' Equity

Total stockholders' equity increased to $114.0 million as of December 31, 2014 from $106.6 million at December 31, 2013 as a result of the increase in retention of earnings. Our Tier 1 Risk Based Capital Ratios were 15.01% and 18.56% for Southern National Bancorp of Virginia, Inc., as of December 31, 2014 and 2013, respectively.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $916.3 million at December 31, 2014. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and nine branches in Maryland, in Rockville, Shady Grove, Germantown, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	December 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$ 38,320	$ 20,856
Investment securities-available for sale	2,285	1,993
Investment securities-held to maturity	94,058	82,443
Stock in Federal Reserve Bank and Federal Home Loan Bank	5,681	5,915
Loans receivable, net of unearned income	703,472	546,058
Allowance for loan losses	(7,414)	(7,090)
Net loans	696,058	538,968
Intangible assets	13,427	9,973
Bank premises and equipment, net	9,453	6,324
Bank-owned life insurance	20,990	18,374
FDIC indemnification asset	3,571	5,804
Other assets	32,484	25,535
Total assets	$ 916,327	$ 716,185

Liabilities and stockholders' equity
Demand deposits	$ 94,578	$ 68,940
Money market accounts	137,297	130,855
Savings accounts	44,155	16,999
Time deposits	466,395	323,565
Securities sold under agreements to repurchase and other short-term borrowings	29,044	39,795
Federal Home Loan Bank advances	25,000	25,000
Other liabilities	5,879	4,417
Total liabilities	802,348	609,571
Stockholders' equity	113,979	106,614
Total liabilities and stockholders' equity	$ 916,327	$ 716,185

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Interest and dividend income	$ 10,541	$ 8,697	$ 38,091	$ 35,116
Interest expense	1,381	1,118	4,673	4,668
Net interest income	9,160	7,579	33,418	30,448
Provision for loan losses	1,100	600	3,444	3,615
Net interest income after provision for loan losses	8,060	6,979	29,974	26,833
Account maintenance and deposit service fees	232	200	826	793
Income from bank-owned life insurance	161	147	617	592
Equity income from mortgage affiliate	51	--	558	--
Net impairment losses recognized in earnings	--	--	(41)	(3)
Net gain on sale of available for sale securities	--	--	--	142
Gain on other assets	--	--	202	13
Other	57	47	202	216
Noninterest income	501	394	2,364	1,753
Employee compensation and benefits	2,738	2,303	10,225	9,063
Occupancy expenses	1,046	983	3,952	3,787
FDIC assessment	169	147	569	823
Change in FDIC indemnification asset	392	133	1,230	483
Net (gain) loss on other real estate owned, net	--	392	(433)	(188)
Other expenses	1,302	1,324	5,558	5,324
Noninterest expense	5,647	5,282	21,101	19,292
Income before income taxes	2,914	2,091	11,237	9,294
Income tax expense	953	695	3,754	3,036
Net income	$ 1,961	$ 1,396	$ 7,483	$ 6,258

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Per Share Data :
Earnings per share - Basic	$ 0.16	$ 0.12	$ 0.63	$ 0.54
Earnings per share - Diluted	$ 0.16	$ 0.12	$ 0.63	$ 0.54
Book value per share			$ 9.33	$ 9.20
Tangible book value per share			$ 8.23	$ 8.34
Weighted average shares outstanding - Basic	12,207,794	11,590,612	11,846,126	11,590,333
Weighted average shares outstanding - Diluted	12,321,828	11,643,749	11,927,083	11,627,445
Shares outstanding at end of period			12,216,669	11,590,612

Selected Performance Ratios and Other Data:
Return on average assets	0.86%	0.78%	0.94%	0.89%
Return on average equity	6.73%	5.20%	6.76%	5.95%
Yield on earning assets	5.07%	5.34%	5.24%	5.48%
Yield on earning assets excluding discount accretion on loans acquired in GAB, HarVest and PGFSB acquistions	4.67%	4.86%	4.81%	4.93%
Cost of funds	0.78%	0.80%	0.75%	0.85%
Cost of funds including non-interest bearing deposits	0.71%	0.74%	0.69%	0.79%
Net interest margin	4.41%	4.65%	4.60%	4.75%
Net interest margin excluding discount accretion on loans acquired in GAB, HarVest and PGFSB acquistions	4.01%	4.18%	4.17%	4.20%
Efficiency ratio (1)	58.45%	61.33%	60.45%	60.78%
Net charge-offs to average loans	0.12%	0.18%	0.51%	0.69%
Amortization of intangibles	$ 69	$ 98	$ 220	$ 467

			As of
			December 31,	December 31,
			2014	2013

Stockholders' equity to total assets			12.44%	14.89%
Tier 1 risk-based captial ratio			15.01%	18.56%
Intangible assets:
Goodwill			$ 12,073	$ 9,160
Core deposit intangible			1,354	813
Total			$ 13,427	$ 9,973

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 5,652	$ 7,814
Loans past due 90 days and accruing interest			--	--
Other real estate owned			13,051	9,579
Total nonperforming assets			$ 18,703	$ 17,393
Allowance for loan losses to total non-covered loans			1.11%	1.42%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			1.60%	2.35%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $4.7 million and $1.9 million at December 31, 2014 and December 31, 2013, respectively.

CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Southern National Bancorp, NASDAQ Symbol SONA
         Website: www.sonabank.com